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HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES                       EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                          March 29      January 1
                                           through       through                         Year Ended December 31,
                                        December 31,    March 28,     -------------------------------------------------------------
(In millions)                               2003          2003            2002            2001            2000             1999
-------------                           ------------  -------------   -------------   -------------   -------------   -------------
                                        (Successor)   (Predecessor)   (Predecessor)   (Predecessor)   (Predecessor)   (Predecessor)
Net income                              $ 1,419.5       $   245.7       $ 1,557.8       $ 1,847.6       $ 1,630.6       $ 1,428.3
Income taxes                                725.4           181.8           695.0           970.8           868.9           700.6
                                        ---------       ---------       ---------       ---------       ---------       ---------

Income before income taxes                2,144.9           427.5         2,252.8         2,818.4         2,499.5         2,128.9
                                        ---------       ---------       ---------       ---------       ---------       ---------

Fixed charges:
      Interest expense (1)                1,730.5           898.1         3,879.0         4,196.7         3,943.8         2,782.2
      Interest portion of rentals (2)        39.7            18.2            68.3            64.4            52.9            45.4
                                        ---------       ---------       ---------       ---------       ---------       ---------

Total fixed charges                       1,770.2           916.3         3,947.3         4,261.1         3,996.7         2,827.6
                                        ---------       ---------       ---------       ---------       ---------       ---------

Total earnings as defined               $ 3,915.1       $ 1,343.8       $ 6,200.1       $ 7,079.5       $ 6,496.2       $ 4,956.5
                                        ---------       ---------       ---------       ---------       ---------       ---------

Ratio of earnings to fixed charges           2.21            1.47 (4)        1.57 (5)        1.66            1.63            1.75
                                        =========       =========       =========       =========       =========       =========

Preferred stock dividends (3)                85.7            32.3            90.8            23.6            14.1            13.8
                                        =========       =========       =========       =========       =========       =========

Ratio of earnings to combined
fixed charges and preferred
stock dividends                              2.11            1.42 (4)        1.54 (5)        1.65            1.62            1.74
                                        =========       =========       =========       =========       =========       =========

(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3)  Preferred stock dividends are grossed up to their pretax equivalents.

(4) The ratios for the period January 1 through March 28, 2003 have been negatively impacted by the $167.3 million (after-tax) of HSBC acquisition related costs and other merger related items incurred by Household. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69 percent and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.63 percent. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(5) The 2002 ratios have been negatively impacted by the $333.2 million (after-tax) settlement charge and related expenses and the $240.0 million (after-tax) loss on the disposition of Thrift assets and deposits. Excluding these charges, our ratio of earnings to fixed charges would have been 1.80 percent and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.76 percent. These non-GAAP financial ratios are provided for comparison of our operating trends only.